Exhibit 1.3

Soliciting Dealer Agreement dated April 27, 2006

between CNL Income Properties, Inc.and

Ameriprise Financial Services, Inc.

CNL INCOME PROPERTIES, INC.

Soliciting Dealer Agreement

Date: April 27, 2006

Ameriprise Financial Services, Inc.

570 AXP Financial Center

Minneapolis, MN 55474

Ladies and Gentlemen:

CNL Securities Corp. (the “Managing Dealer”), a Florida corporation, has entered into a managing dealer agreement (the “Managing Dealer Agreement”) with CNL Income Properties, Inc. (the “Company”), a Maryland corporation, pursuant to which the Managing Dealer has agreed to use its best efforts to sell and manage the sale by others (collectively the “Soliciting Dealers”) of shares of the Company’s common stock, par value $0.01 (the “Shares”). The Company has also entered into an advisory agreement (the “Advisory Agreement”) with CNL Income Corp. (the “Advisor”), a Florida corporation, to manage the day-to-day operations of the Company. The Advisor and the Managing Dealer are wholly owned subsidiaries of CNL Financial Group, Inc., a Florida corporation. The terms of the offering are set forth in the Company’s registration statement No. 333-128662 on Form S-11, which was filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “1933 Act”). Pre-effective amendment number one to the registration statement in the form in which it became effective is referred to herein as the “Registration Statement” and the prospectus dated April 4, 2006 and filed with the Commission under Rule 424(b) under the 1933 Act is referred to herein as the “Prospectus” except that (1) if the Company files a post-effective amendment to such Registration Statement, then the term “Registration Statement” shall, from and after the declaration of the effectiveness of such post-effective amendment, refer to such registration statement as amended by such post-effective amendment, and the term “Prospectus” shall refer to the amended Prospectus then on file with the Commission, and (2) if a Prospectus subsequently filed by the Company pursuant to either Rule 424(b) or Rule 424(c) under the 1933 Act shall differ from the Prospectus on file at the time the Registration Statement or any post-effective amendment thereto becomes effective, the term “Prospectus” shall refer to the Prospectus filed pursuant to either Rule 424(b) or Rule 424(c), as the case may be, from and after the date on which it shall have been filed. The terms used but not otherwise defined in this Agreement have the same meanings as in the Prospectus. For purposes of this Agreement, all references to the Registration Statement, any preliminary prospectus, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”).

Ameriprise Financial Services, Inc. (“Ameriprise”) is invited to become one of the Soliciting Dealers and by its confirmation hereof Ameriprise agrees to act in such capacity and to use commercially reasonable efforts, in accordance with the following terms and conditions, to find purchasers for the Shares (which shall be referred to herein as the “Agreement”).

1.	OFFERING AND SALE OF SHARES.

(a)	On the basis of the representations, warranties and covenants herein contained, but subject to the terms and conditions herein set forth, Ameriprise is hereby appointed a Soliciting Dealer of the Company during the term of this Agreement for the purpose of finding qualified subscribers for the purchase of the Shares for the account and risk of the Company. Subject to the performance by the Company and the Managing Dealer of all of their respective obligations to be performed hereunder and to the completeness and accuracy in all material respects of all the representations and warranties contained herein, Ameriprise hereby accepts such appointment and agrees on the terms and conditions herein set forth to use commercially reasonable efforts to find subscribers acceptable to the Company for the purchase of the Shares at a public offering price of $10 per Share or as otherwise stated in the Prospectus, each subscriber being required to subscribe for at least five hundred (500) Shares.

(b)	No subscription shall be effective unless and until accepted by the Company, which reserves the right, in its sole discretion, to refrain from accepting in whole or in part any subscription submitted (subject to the limitation on minimum subscriptions described in paragraph (a) of this Section 1). All subscriptions that are acceptable to the Company shall be accepted in accordance with the provisions of this Section 1 until the date the offering is terminated.

(c)	The Managing Dealer, the Company and Wachovia Bank, NA, as escrow agent (the “Escrow Agent”), entered into an escrow deposit agreement prior to the offering of Shares pursuant to the Registration Statement (the “Escrow Agreement”).

(d)	All amounts paid by subscribers for the Shares will be deposited pursuant to the Escrow Agreement in a segregated interest-bearing escrow account (the “Escrow Account”) with the Escrow Agent and any amounts paid by subscribers for Shares will be deposited into the Escrow Account and such funds delivered to the Company, as provided in the Prospectus and the Escrow Agreement (each such closing, a “Closing”, and each such date on which a Closing occurs, a “Closing Date”).

(e)	Each person desiring to purchase Shares may subscribe for such Shares by completing, signing and delivering to the Managing Dealer or Ameriprise a subscription agreement in a form substantially similar to that attached as Appendix C to the Registration Statement and such additional documents or agreements as required by Ameriprise. Each person subscribing for Shares through Ameriprise will complete a subscription agreement for “Ameriprise Financial Services, Inc.” With respect to sales made by Ameriprise’s registered representatives, payments for subscriptions may be made by a check made payable to the order of “Ameriprise Financial Services, Inc.” in the amount of $10 for each Share to be purchased subject to applicable discounts referred to in Section 3. All monies received for purchase of any Shares shall be forwarded by Ameriprise, in accordance with the terms of the subscription documents approved by the Managing Dealer for use by Ameriprise, to the Managing Dealer for delivery to the Escrow Agent, or directly to the Escrow Agent as advised by the Managing Dealer, where such monies will be deposited in an escrow account established by the Company solely for such subscriptions. The monies shall be transmitted by Ameriprise to the Managing Dealer or the Escrow Agent, as applicable, no later than the close of business of the first business day after receipt in good order of the subscriptions and subscription documents by Ameriprise except that, in any case in which Ameriprise maintains a branch office, and, pursuant to Ameriprise’s internal supervisory procedures, final internal supervisory review is conducted at a different location, the branch office shall transmit the offering price for the Shares and the subscription documents to Ameriprise conducting such internal supervisory review by the close of business on the first business day following their receipt by the branch office in good order and Ameriprise shall review the subscription documents to ensure their proper execution and form and, if they are acceptable, transmit the offering price for the Shares covered by the subscription agreement and the subscription documents to the Managing Dealer or the Escrow Agent, as applicable, by the close of business on the first business day after their receipt by Ameriprise. Pursuant to the terms of the Managing Dealer Agreement, the Managing Dealer will transmit the check or monies to the Escrow Agent by no later than the close of business on the first business day after the check is received from Ameriprise. The parties acknowledge that any receipt by Ameriprise of payments for subscriptions for Shares shall be effected solely as an administrative convenience, and such receipt of payments shall not be deemed to constitute acceptance of subscriptions to purchase Shares or sales of Shares. Subscriptions for Shares shall only be accepted pursuant to Section 1(b) hereof.

(f)	To the extent that customers of Ameriprise wish to subscribe and pay for Shares with funds held by or to be deposited with Ameriprise, then Ameriprise shall, subject to Rule l5c2-4 promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), either (i) upon receipt of an executed subscription agreement and documents, forward the offering price for the Shares covered by the subscription agreement and the subscription documents on or before the close of business of the first business day following their receipt in good order to the Managing Dealer (except that, in any case in which Ameriprise maintains a branch office, and, pursuant to Ameriprise’s internal supervisory procedures, final internal supervisory review is conducted at a different location, the branch office shall transmit the offering price for the Shares covered by the subscription agreement and the subscription documents to Ameriprise conducting such internal supervisory review by the close of business on the first business day following their receipt by the branch office in good order and Ameriprise shall review the subscription documents to ensure their proper execution and form and, if they are acceptable, transmit the offering price for the Shares covered by the subscription agreement and the subscription documents to the Managing Dealer by the close of business on the first business day after their receipt by Ameriprise), or (ii) solicit indications of interest in which event (a) Ameriprise must subsequently contact the customer indicating interest to confirm the interest and give instructions to execute and return a subscription agreement and documents, (b) Ameriprise must mail acknowledgments of receipt of orders to each customer confirming interest on the business day following such confirmation, (c) Ameriprise must debit accounts of such customers on the third business day (the “debit date”) following receipt of the confirmation referred to in (a), and (d) Ameriprise must forward funds to the Managing Dealer in accordance with the procedures and on the schedule set forth in clause (i) of this sentence. If the procedure in (ii) is adopted, subscribers’ funds are not required to be in their account until the debit date. The Managing Dealer will transmit the check or monies to the Escrow Agent by no later than the close of business on the first business day after the check is received from Ameriprise. The parties acknowledge that any actions taken by Ameriprise pursuant to this Section 1(f) shall be effected solely as an administrative convenience, and such actions shall not be deemed to constitute acceptance of subscriptions to purchase Shares or sales of Shares. Subscriptions for Shares shall only be accepted pursuant to Section 1(b) hereof.

(g)	Neither Ameriprise, the Company, the Managing Dealer nor any other Soliciting Dealer participating in the offering of the Shares shall, directly or indirectly, pay or award any finder’s fees, commissions or other compensation to any person engaged by a potential investor for investment advice as an inducement to such advisor to advise the purchase of Shares; provided, however, that normal sales commissions payable to a registered broker-dealer or other properly licensed person for selling Shares and such other compensation as described herein shall not be prohibited hereby.

(h)	Prior to the commencement of offers or sales pursuant to the Registration Statement, the Managing Dealer was furnished with a survey prepared by counsel acceptable to the Company and dated April 17, 2006, relating to the securities or “blue sky” laws of the jurisdictions designated therein (but excluding those jurisdictions in which the Shares were not qualified or offered for sale), advising that the appropriate “blue sky” action, if any, was taken in each of such jurisdictions to enable Ameriprise or any Soliciting Dealer lawfully to sell the Shares. A true and correct copy of this survey has been furnished to Ameriprise. The Managing Dealer shall promptly provide subsequent notice with regard to any additional jurisdictions, changes in the number of Shares qualified in any jurisdiction and the cessation of offering or expiration of Shares within any jurisdiction. Ameriprise shall be entitled to rely upon the instructions and notices provided by the Company and Managing Dealer which inform Ameriprise of those states in which the Shares may be legally sold.

(i)	Ameriprise agrees that the Prospectus and associated offering documents and marketing materials, or any administrative and transfer forms, may be delivered to Ameriprise and its representatives by electronic delivery, which may include, but is not limited to, via electronic mail, posting to the Managing Dealer’s website, by CD-Rom or other electronic means. Ameriprise agrees that any use or distribution of the documents enumerated above by Ameriprise or its representatives will be in accordance with applicable requirements of the Commission and the NASD and any laws or regulations related to the electronic delivery of documents.

(j)	In the event that the participation of Ameriprise is required in connection with the sale of shares (the “Reinvestment Plan Shares”) pursuant to the Company’s reinvestment plan (the “Reinvestment Plan”), Ameriprise agrees that it will serve as the dealer of record for the Reinvestment Plan Shares on behalf of investors for whom it is the dealer of record in this offering. Ameriprise understands that if commissions are payable in connection with the sale of any Reinvestment Plan Shares in future offerings, Ameriprise will receive such commissions for sales in which Ameriprise is deemed to be the dealer of record.

(k)	Ameriprise agrees on behalf of each investor that has authorized it in writing to do so, to perform as a limited agent for the single purpose of notifying the Company, within a reasonable time after request by an investor, of any administrative changes such as changes and/or updates to the investor’s distribution and contact information in the investor’s shareholder record and clerical corrections of which the investor has notified Ameriprise.

(l)	Ameriprise represents and warrants that it has in place and shall adhere to written supervisory policies, procedures and controls regarding processing administrative changes such as changes and/or updates to its customers’ distribution and contact information and clerical corrections, and that it shall apply those policies, procedures and controls to the limited services performed hereunder. Ameriprise shall certify to the Company that any such changes and/or updates it provides to the Company or an agent/service provider of the Company, have been transmitted accurately and completely and have been authorized by the investor. Ameriprise shall have no obligation to verify the accuracy of any change and/or update requested by an investor.

(m)	Ameriprise agrees to indemnify Managing Dealer and the Company for damages resulting directly from Ameriprise’s failure to perform its responsibilities as limited agent pursuant to Section 1(k) and 1(l) hereof, including but not limited to damages resulting from the fraudulent, untimely, or inaccurate transmission of a change or update to an investor’s distribution and contact information of which the investor has notified Ameriprise.

2.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SOLICITING DEALER.

Ameriprise represents and warrants to, and covenants to the Managing Dealer and the Company as follows:

(a)	Ameriprise is (i) a member in good standing of the NASD, (ii) licensed as a broker-dealer in all fifty states, Puerto Rico and the District of Columbia and (iii) independent contractors and registered representatives acting on behalf of Ameriprise have the appropriate license(s) to sell the Shares.

(b)	Ameriprise confirms that it is familiar with Rule 15c2-8 under the 1934 Act, relating to the distribution of preliminary and final prospectuses, and confirms that it has complied and will comply therewith in connection with the offering of the Shares contemplated by this Agreement.

(c)	Ameriprise agrees to retain and update in its records information establishing that each person who purchases Shares pursuant to a subscription agreement solicited by Ameriprise is within the permitted class of investors and the requirements, if any, of the jurisdiction in which such purchaser is a resident and the suitability standards set forth in the Prospectus and the subscription agreement in accordance with applicable federal and state law, rules and regulations and the Conduct Rules of the NASD.

(d)	Ameriprise and its officers, directors, employees and agents shall make reasonable efforts to guard against the disclosure to any person, other than an officer, director, employee or agent of Ameriprise, any password relating to a restricted website or portion of a website provided to Ameriprise in connection with any offering. Ameriprise and its officers, directors, employees and agents shall make reasonable efforts to guard against the disclosure to any person, other than an officer, director, employee or agent of Ameriprise, any material downloaded from such a restricted website or portion of a website.

(e)	Ameriprise will use reasonable efforts to assure that Shares are sold only to investors who:

(i)	meet the investor suitability standards, including the minimum income and net worth standards set forth in the Registration Statement;

(ii)	can reasonably benefit from an investment in the Shares based on the prospective investor’s overall investment objectives and portfolio structure;

(iii)	are able to bear the economic risk of the investment based on each prospective investor’s overall financial situation; and

(iv)	have apparent understanding of: (a) the fundamental risks of the investment; (b) the risk that the prospective investor may lose the entire investment; (c) the lack of liquidity of the Shares; (d) the restrictions on transferability of the Shares; (e) the background and qualifications of the Advisor; and (f) the tax consequences of an investment in the Shares.

Ameriprise will make the determinations required to be made by it pursuant to subparagraph (f) based on information it has obtained from a prospective investor, pursuant to the Conduct Rules of the NASD and the Commission’s current books and records rules, as well as any other pertinent factors deemed by Ameriprise to be relevant.

3.	COMPENSATION OF SOLICITING DEALER.

(a)	Selling Commissions. The Managing Dealer shall pay Ameriprise, as compensation for all services to be rendered by Ameriprise hereunder, a selling commission equal to 6.5% on sales of Shares, subject to reduction as specified in the Prospectus. No selling commissions will be paid in connection with Shares purchased pursuant to the Reinvestment Plan.

(b)	Due Diligence Expense Reimbursement. The Managing Dealer shall reallow to Ameriprise, from its due diligence expense reimbursements, actual expenses incurred by Ameriprise in an amount up to 0.10% on sales of Shares, following Ameriprise’s submission of invoices supporting such expenses. The Managing Dealer, in accordance with its policies and procedures, may determine in its discretion to reallow expenses that would otherwise be incurred by Ameriprise by paying such expenses directly.

(c)	Marketing Support Fee. The Managing Dealer will reallow to Ameriprise 2.0% on sales of Shares by Ameriprise, subject to reduction as specified in the Prospectus, from its marketing support fee. No marketing support fees will be paid in connection with Shares purchased pursuant to the Reinvestment Plan. Eligibility to receive the marketing support fee is conditioned upon Ameriprise reaching a prescribed minimum annual sales volume of shares of the Company’s common stock and Ameriprise’s compliance with one or more of the following conditions:

1.	Ameriprise has and uses internal marketing communications vehicle(s) to promote the Company. Vehicles may include, but are not restricted to, newsletters, conference calls, cassette tapes, internal mail, etc; and/or

2.	Ameriprise will assist investors with redemptions.

(d)	Compensation Procedures. A sale of Shares shall be deemed to be completed only after the Company receives a properly completed subscription agreement for Shares from Ameriprise, together with payment in good funds of the full purchase price of each purchased Share from a buyer who satisfies each of the terms and conditions of the Registration Statement and Prospectus, and only after such subscription agreement has been accepted in writing by the Company. Compensation shall be payable to Ameriprise by the Managing Dealer on a weekly basis following acceptance of the subscription agreement; provided, however, that compensation or commissions shall not be paid by the Managing Dealer in any amount by which the commission payable to any broker-dealer or salesperson exceeds the amount allowed by any regulatory agency. The Managing Dealer shall promptly notify Ameriprise in the event it withholds any compensation because it has exceeded the amount allowed by any regulatory agency. The parties may, from time to time, upon mutual agreement, change the compensation procedures described herein so long as such compensation is disclosed in the Prospectus.

(e)	Disclosure. The Managing Dealer and the Company agree to make, and keep current, disclosures within the Prospectus with regard to the payment of compensation, the reimbursement of expenses, and any other matter that may be deemed compensation or an inducement to Ameriprise for the solicitation of the sale of Shares to investors, with such disclosure to be in a form reasonably satisfactory to Ameriprise and its counsel, and in all cases, will make, and keep current, disclosure concerning such matters within the Prospectus or elsewhere as may be required by applicable federal and state laws, regulations, and rules and the rules of any self-regulatory organization, including, but not limited to, the NASD.

4.	REPRESENTATIONS AND WARRANTIES.

The Company, the Managing Dealer, the Advisor and CNL Financial Group, Inc., jointly and severally represent, warrant and covenant with Ameriprise for Ameriprise’s benefit that, as of the date hereof and at all times during the term of this Agreement:

(a)	Registration Statement and Prospectus. The Company has filed with the Commission a registration statement on Form S-11 (No. 333-128662), for the registration of the Shares under the 1933 Act, as amended, and has filed such amendments thereto as may have been required to the date hereof. Such registration statement has been and is currently effective, and no stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are threatened by the Commission. Pre-effective amendment number one to the registration statement, as amended, and the amended prospectus on file with the Commission at the time the registration statement became effective, are hereinafter called the “Registration Statement” and the “Prospectus”, respectively, except that:

(i)	If the Company files a post-effective amendment to the Registration Statement, then the term “Registration Statement” shall, from and after the declaration of the effectiveness of such post-effective amendment, refer to the Registration Statement as amended by such post-effective amendment thereto, and the term “Prospectus” shall refer to the amended Prospectus then on file with the Commission; and

(ii)	If the Prospectus filed by the Company pursuant to Rule 424(b) or (c) of the Rules and Regulations of the Commission under the 1933 Act (the “Regulations”) shall differ from the Prospectus on file at the time the Registration Statement or any post-effective amendment thereto shall have become effective, the term “Prospectus” shall refer to the Prospectus filed pursuant to either Rule 424(b) or (c), as the case may be, from and after the date on which it shall have been filed.

(b)	Compliance with the 1933 Act. At the time the Registration Statement initially became effective, and at the time any post-effective amendments thereto become effective, at the date hereof and at all times during the term of this Agreement, the Registration Statement and the Prospectus, (i) complied and will comply in all material respects with all provisions of the 1933 Act and the Regulations, and (ii) did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in the light of circumstances under which they are made, not misleading. However, the representations and warranties in this paragraph shall not apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon or in conformity with, written information furnished to the Company by Ameriprise expressly for use in the Registration Statement or the Prospectus.

Each preliminary prospectus and the prospectus filed as part of the Registration Statement as originally filed or as part of any amendment thereto complied when so filed in all material respects with the 1933 Act and each preliminary prospectus and the Prospectus delivered to Ameriprise for use in connection with this offering was identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(c)	The Shares. The Shares to be purchased from the Company in the offering contemplated by this Agreement have been duly authorized for issuance and sale and, when issued and delivered by the Company pursuant to the subscription agreement upon payment of the consideration specified in the subscription agreement and acceptance of the subscription agreement by the Company against payment of the consideration set forth therein, will be validly issued and fully paid and non-assessable; the Company’s Common Stock conforms to all statements relating thereto contained in the Prospectus and such description conforms to the rights set forth in the instruments defining the same; no holder of the Shares will be subject to personal liability by reason of being such a holder; and the issuance of the Shares is not subject to the preemptive or other similar rights of any securityholder of the Company. The subscribers will be entitled to all the benefits of stockholders under the Company’s Amended and Restated Articles of Incorporation. All shares of the Company’s issued and outstanding capital stock have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company.

(d)	The Company. The Company is duly organized, validly existing, and in good standing as a corporation under the laws of the State of Maryland, with full power and authority to conduct its business as described in the Prospectus, including without limitation to acquire properties as more fully described in the Prospectus, including land and buildings, as well as properties upon which properties are to be constructed for the Company or to be owned by the Company (the “Properties”) or make loans, or other permitted investments as referred to in the Prospectus, and is or will be qualified to do business and is in good standing as a foreign corporation in each other jurisdiction in which it is doing business as such, as described in the Prospectus, which (i) requires such qualification to enable the Company to conduct the business in which it is engaged or proposes to engage as described in the Prospectus, or (ii) may require such qualification and the failure to so qualify might result in a material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”). The Company will not acquire any property for which it is not authorized to do so.

(e)	The Advisor. The Advisor is a Florida corporation duly organized, validly existing, and in good standing under the laws of the State of Florida with full power and authority to conduct the business in which it proposes to engage as described in the Prospectus, and is or will be qualified to do business and is in good standing as a foreign corporation in each other jurisdiction in which it is doing business as such, as described in the Prospectus, which (i) requires such qualification to enable the Advisor to conduct the business in which it is engaged or proposes to engage as described in the Prospectus, or (ii) may require such qualification and the failure to so qualify might result in material adverse consequences to the Advisor or the Company.

(f)	The Managing Dealer. The Managing Dealer has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Florida with full power and authority to conduct the business in which it proposes to engage as described in the Prospectus. The Managing Dealer is a member of the NASD and is subject to the supervision and examination of the Commission.

(g)	Sales Material. All advertising and supplemental sales literature prepared or approved by the Company or any of its affiliates (whether designated solely for broker-dealer use or otherwise) proposed to be used or delivered by the Company or any of its affiliates or Ameriprise in connection with the offering of the Shares will not contain an untrue statement of material fact or omit to state a material fact required to be stated therein, in light of the circumstances under which they were made and in conjunction with the Prospectus delivered therewith, not misleading. Furthermore, all such advertising and supplemental sales literature proposed to be used by Ameriprise will have received all required regulatory approval, which may include but is not limited to, the Commission, the NASD and all applicable state securities agencies, prior to use by Ameriprise.

(h)	Good Standing of Subsidiaries. Each “significant subsidiary” of the Company (as such term is defined in Rule 1-02 of Regulation S-X) (each a “Subsidiary” and, collectively, the “Subsidiaries”) has been duly organized and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect; except as otherwise disclosed in the Registration Statement, all of the issued and outstanding capital stock of each such Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the outstanding shares of capital stock of any Subsidiary was issued in violation of the preemptive or similar rights of any securityholder of such Subsidiary. The only Subsidiaries of the Company are the subsidiaries listed on Exhibit 21 to the Registration Statement as may be amended from time to time.

(i)	Financial Statements. The financial statements included in the Registration Statement and the Prospectus, together with the related schedules and notes, present fairly the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except (i) as maybe otherwise indicated in such financial statement or notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements). The supporting schedules included in the Registration Statement present fairly in accordance with GAAP the information required to be stated therein. The selected financial data and the summary financial information included in the Prospectus present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Registration Statement. The pro forma financial statements and the related notes thereto included in the Registration Statement and the Prospectus present fairly the information shown therein, have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements and have been properly compiled on the basis described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

(j)	Accountants. The accountants who certify the financial statements filed with the Commission as part of the Registration Statement are, with respect to the Company and any affiliates thereto, independent public accountants as required by the 1933 Act and have been registered with the Public Company Accounting Oversight Board.

(k)	No Subsequent Material Events. Since the respective dates as of which information is given in the Registration Statement and Prospectus, except as may otherwise be stated in or contemplated by the Registration Statement and Prospectus:

(i)	There has not been a Material Adverse Effect;

(ii)	There have not been any material transactions entered into by the Company, other than those in the ordinary course of business;

(iii)	There has not been any material increase in the long-term indebtedness of the Company; and

(iv)	Except for regular dividends on the Company’s Common Stock, there has been no distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(l)	Authorization of Agreements. This Agreement, the Managing Dealer Agreement and the Advisory Agreement have been duly and validly authorized, executed and delivered by or on behalf of the Company, the Managing Dealer, the Advisor and CNL Financial Group, Inc., as applicable, and constitute valid, binding and enforceable agreements of the Company, the Managing Dealer, the Advisor and CNL Financial Group, Inc., as applicable.

(m)	Description of Agreements. The Company is not a party to or bound by any contract or other instrument of a character required to be described in the Registration Statement or the Prospectus or to be filed as an exhibit to the Registration Statement that is not described and filed as required.

(n)	Qualification as a Real Estate Investment Trust. The Company has been organized in conformity with the requirements for qualification and taxation as a “real estate investment trust” under the Internal Revenue Code of 1986 as amended (the “Code”) and its method of operation has enabled it, for the taxable year ended December 31, 2005, and will enable it to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Code.

(o)	No Defaults. None of the Company, any of its subsidiaries, the Managing Dealer, the Advisor or CNL Financial Group, Inc. is in violation of its charter or bylaws, its partnership agreement, declaration of trust or trust agreement, or limited liability company agreement (or other similar agreement), as the case may be, or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company, any of its subsidiaries, the Managing Dealer, the Advisor or CNL Financial Group, Inc. is a party or by which any of them may be bound or to which any of the respective properties or assets of the Company, any of its subsidiaries, the Managing Dealer, the Advisor or CNL Financial Group, Inc. is subject (collectively, “Agreements and Instruments”), except for such defaults that would not have a Material Adverse Effect; and the execution, delivery and performance of this Agreement, the Managing Dealer Agreement and the

Advisory Agreement, and the consummation of the transactions contemplated herein and therein (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described in the Prospectus under the caption “Use of Proceeds”) and compliance by the Company with its obligations hereunder and thereunder have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company, any of its subsidiaries, the Managing Dealer, the Advisor or CNL Financial Group, Inc. pursuant to, any Agreement or Instrument, except for such conflicts, breaches or defaults or liens, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect, nor will such action result in any violation of the provisions of the charter or bylaws of the Company, and of its subsidiaries, the Managing Dealer, the Advisor or CNL Financial Group, Inc. or any applicable law, rule, regulation, or governmental or court judgment, order, writ or decree. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company, any subsidiary of the Company the Managing Dealer, the Advisor or CNL Financial Group, Inc. or any of their respective subsidiaries.

(p)	No Pending Action. There is no action, suit or proceeding pending, or, to the knowledge of the Company, threatened or contemplated before or by any arbitrator, court or other government body, domestic or foreign, against or affecting the Company, any of its subsidiaries, the Managing Dealer, the Advisor or CNL Financial Group, Inc., which is required to be disclosed in the Registration Statement (other than as disclosed therein), or which might result in a Material Adverse Effect, or which might materially and adversely affect the properties or assets thereof or the consummation of the transactions contemplated by this Agreement; the aggregate of all pending legal or governmental proceedings to which the Company, any of its subsidiaries, the Managing Dealer, the Advisor or CNL Financial Group, Inc. is a party or of which any of their respective property or assets is the subject which are not described in the Registration Statement, including ordinary routine litigation incidental to the business, could not result in a Material Adverse Effect or might materially adversely affect other properties or assets of the Company, any of its subsidiaries, the Managing Dealer, the Advisor or CNL Financial Group, Inc.

(q)	Possession of Intellectual Property. The Company and its subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, and neither the Company nor any of its subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

(r)	Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Company of its obligations under this Agreement and the Managing Dealer Agreement, in connection with the offering, issuance or sale of the Shares or the consummation of the other transactions contemplated by this Agreement and the Managing Dealer Agreement, except such as have been already made or obtained under the 1933 Act or as may be required under state securities laws.

(s)	Possession of Licenses and Permits. The Company and its subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them and the Company and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to possess or comply would not, singly or in the aggregate, have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

(t)	Partnership Agreements. Each of the partnership agreements, declarations of trust or trust agreements, limited liability company agreements (or other similar agreements) and, if applicable, joint venture agreements to which the Company or any of its subsidiaries is a party has been duly authorized, executed and delivered by the Company or the relevant subsidiary, as the case may be, and constitutes the valid and binding agreement of the Company or such subsidiary, as the case may be, enforceable in accordance with its terms, except as the enforcement thereof may be limited by (A) the effect of bankruptcy, insolvency or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally or (B) the effect of general principles of equity, and the execution, delivery and performance of such agreements did not, at the time of execution and delivery, and does not constitute a breach of or default under the charter or bylaws, partnership agreement, declaration of trust or trust agreement, or limited liability company agreement (or other similar agreement), as the case may be, of the Company or any of its subsidiaries or any of the Agreements and Instruments or any law, administrative regulation or administrative or court order or decree.

(u)	Properties. Except as otherwise disclosed in the Prospectus: (i) the Company and its subsidiaries have good and marketable or good and valid title (either in fee simple or pursuant to a valid leasehold interest) to all properties and assets described in the Prospectus as being owned or leased, as the case may be, by them and to all properties reflected in the Company’s most recent consolidated financial statements included in the Prospectus, and neither the Company nor any of its subsidiaries has received notice of any claim that has been or may be asserted by anyone adverse to the rights of the Company or any subsidiary with respect to any such properties or assets (or any such lease) or affecting or questioning the rights of the Company or any such subsidiary to the continued ownership, lease, possession or occupancy of such property or assets, except for such claims that would not, singly or in the aggregate, have a Material Adverse Effect; (ii) all liens, charges, encumbrances, claims or restrictions on or affecting the properties and assets of the Company or any of its subsidiaries which are required to be disclosed in the Registration Statement or the Prospectus are disclosed therein, and all such liens, charges, encumbrances, claims or restrictions which are not disclosed in the Prospectus could not reasonably be expected, singly or in the aggregate, to have a Material Adverse Effect; (iii) no person or entity, including, without limitation, any tenant under any of the leases pursuant to which the Company or any of its subsidiaries leases (as lessor) any of its properties (whether directly or indirectly through other partnerships, limited liability companies, business trusts, joint ventures or otherwise) has an option or right of first refusal or any other right to purchase any of such properties, except for such options, rights of first refusal or other rights to purchase which, individually or in the aggregate, are not material with respect to the Company and its subsidiaries considered as one enterprise; (iv) to the Company’s best knowledge, each of the properties of the Company or any of its subsidiaries has access to public rights of way, either directly or through insured easements, except where the failure to have such access would not, singly or in the aggregate, have a Material Adverse Effect; (v) to the Company’s best knowledge, each of the properties of the Company or any of its subsidiaries is served by all public utilities necessary for the current operations on such property in sufficient quantities for such operations, except where the failure to have such public utilities would not, singly or in the aggregate, have a Material Adverse Effect; (vi) to the best knowledge of the Company, each of the properties of the Company or any of its subsidiaries complies with all applicable codes and zoning and subdivision laws and regulations, except for such failures to comply which would not, either individually or in the aggregate, have a Material Adverse Effect; (vii) all of the leases under which the Company or any of its subsidiaries holds or uses any real property or improvements or any equipment relating to such real property or improvements are in full force and effect, except where the failure to be in full force and effect would not, singly or in the aggregate, have a Material Adverse Effect, and neither the Company nor any of its subsidiaries is in default in the payment of any amounts due under any such leases or in any other default thereunder and the Company knows of no event which, with the passage of time or the giving of notice or both, would constitute a default under any such lease, except such defaults that would not, individually or in the aggregate, have a Material Adverse Effect; (viii) to the best knowledge of the Company, there is no pending or threatened condemnation, zoning change, or other proceeding or action that could in any manner affect the size of, use of, improvements on, construction on or access to the properties of the Company or any of its subsidiaries, except such proceedings or actions that, either singly or in the aggregate, would not have a Material Adverse Effect; and (ix) neither the Company nor any of its subsidiaries nor any lessee of any of the real property or improvements of the Company or any of its subsidiaries is in default in the payment of any amounts due or in any other default under any of the leases pursuant to which the Company or any of its subsidiaries leases (as lessor) any of its real property or improvements (whether directly or indirectly through partnerships, limited liability companies, joint ventures or otherwise), and the Company knows of no event which, with the passage of time or the giving of notice or both, would constitute such a default under any of such leases, except such defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

(v)	Insurance. With such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its subsidiaries have title insurance on all real property and improvements described in the Prospectus as being owned or leased under a ground lease, as the case may be, by them and to all real property and improvements reflected in the Company’s most recent consolidated financial statements included in the Prospectus in an amount at least equal to the original cost of acquisition and the Company and its subsidiaries are entitled to all benefits of the insured thereunder, and each such property is insured by extended coverage hazard and casualty insurance in amounts and on such terms as are customarily carried by lessors of properties similar to those owned by the Company and its subsidiaries (in the markets in which the Company’s and subsidiaries’ respective properties are located), and the Company and its subsidiaries carry comprehensive general liability insurance and such other insurance as is customarily carried by lessors of properties similar to those owned by the Company and its subsidiaries in amounts and on such terms as are customarily carried by lessors of properties similar to those owned by the Company and its subsidiaries (in the markets in which the Company’s and its subsidiaries’ respective properties are located) and the Company or one of its subsidiaries is named as an additional insured on all policies required under the leases for such properties.

(w)	Environmental Matters. Except as otherwise disclosed in the Prospectus: (i) all real property and improvements owned or leased by the Company or any of its subsidiaries, including, without limitation, the Environment (as defined below) associated with such real property and improvements, is free of any Contaminant (as defined below), except such Contaminants which, individually or in the aggregate, would not have a Material Adverse Effect; (ii) neither the Company, nor any of its subsidiaries has caused or suffered to exist or occur any Release (as defined below) of any Contaminant into the Environment or any other condition that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or could result in any violation of any Environmental Laws (as defined below) or constitute a health, safety or environmental hazard to any person or property except for such violations or hazards that could not reasonably be expected to have a Material Adverse Effect; (iii) neither the Company nor any of its subsidiaries is aware of any notice from any governmental body claiming any violation of any Environmental Laws or requiring or calling attention to the need for any work, repairs, construction, alterations, removal or remedial action or installation on or in connection with such real property or improvements, whether in connection with the presence of asbestos-containing materials in such properties or otherwise, except for such violations, work, repairs, construction, alterations, removal or remedial actions or installations as would not, individually or in the aggregate, have a Material Adverse Effect; (iv) any such work, repairs, construction, alterations, removal or remedial action or installation, if required, would not result in the incurrence of liabilities, which, individually or in the aggregate, would have a Material Adverse Effect; (v) neither the Company nor any of its subsidiaries has caused or suffered to exist or occur any condition on any of the properties or improvements of the Company or any of its subsidiaries that could give rise to the imposition of any Lien (as defined below) under any Environmental Laws, except such Liens which, individually or in the aggregate, would not have a Material Adverse Effect; and (vi) to the Company’s best knowledge, no real property or improvements owned or leased by the Company or any of its subsidiaries is being used or has been used for manufacturing or for any other operations that involve or involved the use, handling, transportation, storage, treatment or disposal of any Contaminant, where such operations require or required permits or are or were otherwise regulated pursuant to the Environmental Laws and where such permits have not been or were not obtained or such regulations are not being or were not complied with, except in all instances where any failure to obtain a permit or comply with any regulation could not reasonably be expected, singly or in the aggregate, to have a

Material Adverse Effect. “Contaminant” means any pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos or asbestos-containing materials, PCBs, lead, pesticides or radioactive materials or any constituent of any such substance or waste, including any such substance identified or regulated under any Environmental Law. “Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Clean Water Act, 33 U.S.C. 1251, et seq., the Toxic Substances Control Act, 15 U.S.C. 2601, et seq., the Occupational Safety and Health Act, 29 U.S.C. 651, et seq., and all other federal, state and local laws, ordinances, regulations, rules, orders, decisions, permits, and the like, which are directed at the protection of human health or the Environment. “Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset. “Environment” means any surface water, drinking water, ground water, land surface, subsurface strata, river sediment, buildings, structures, and ambient, workplace and indoor air. “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, emanating or disposing of any Contaminant into the Environment, including, without limitation, the abandonment or discard of barrels, containers, tanks or other receptacles containing or previously containing any Contaminant or any release, emission or discharge as those terms are defined or used in any Environmental Law.

(x)	Registration Rights. There are no persons, other than the Company, with registration or other similar rights to have any securities registered pursuant to the Registration Statement or otherwise registered by the Company under the 1933 Act, or included in the offering contemplated hereby.

(y)	Investment Company Act. The Company on the date hereof and at all times during the term of this Agreement, is not and will not be subject to, or is or will be otherwise exempt from regulation under the provisions of the Investment Company Act of 1940, as amended.

(z)	Finders’ Fees. Neither the Company nor any affiliate thereof has received or is entitled to receive, directly or indirectly, a finder’s fee or similar fee from any person other than that as described in the Prospectus in connection with the acquisition, or the commitment for the acquisition, of the Properties by the Company.

(aa)	Taxes. The Company and each of its subsidiaries has filed all federal, state and foreign income tax returns which have been required to be filed on or before the due date (taking into account all extensions of time to file), and has paid or provided for the payment of all taxes indicated by said returns and all assessments received by the Company and each of its subsidiaries to the extent that such taxes or assessments have become due.

(bb)	Trademarks. Proper consent and authorization has been obtained for the use of any trademark or service mark in any literature delivered to Ameriprise or approved by the Company and its use does not constitute the unlicensed use of intellectual property.

Any certificate signed by the Secretary, an Assistant Secretary, or a Director and delivered to Ameriprise or by the Company’s counsel for the purposes of this Agreement shall be deemed a representation and warranty by the Company to Ameriprise as to the matters covered thereby.

5.	COVENANTS.

The Company, the Managing Dealer, the Advisor and CNL Financial Group, Inc. jointly and severally covenant with Ameriprise as follows:

(a)	Effectiveness of Registration Statement. To use their best efforts to maintain the effectiveness of the Registration Statement and to cause any amendment to the Registration Statement to become effective as promptly as practicable, and to notify Ameriprise immediately and confirm the notice in writing if the Registration Statement becomes unavailable for use in connection with the offering of the Shares for any reason.

(b)	Commission Orders. To notify Ameriprise immediately and confirm the notice in writing:

(i)	when the Registration Statement or any amendment to the Registration Statement becomes effective;

(ii)	of the issuance by the Commission or any state securities authority of any stop order suspending the effectiveness of the Registration Statement or of any proceeding for that purpose or of the suspension of the qualification of the Shares for offering or sale in any jurisdiction or of the initiation or threatening of any proceedings for any such purpose;

(iii)	of the receipt of any comments from the Commission with respect to the Registration Statement;

(iv)	of any request by the Commission for any amendment to the Registration Statement as filed or any amendment of supplement to the Prospectus or for additional information relating thereto; and

(v)	if the Registration Statement becomes unavailable for use in connection with the offering of shares for any reason.

The Company shall not accept any order of Shares during the effectiveness of any stop order or during any period when the Registration Statement is otherwise unavailable for use in connection with the offering of the Shares. The Managing Dealer and the Company will use best efforts to prevent the issuance by the Commission of any stop order and, if any such stop order shall at any time be issued, to obtain the lifting thereof at the earliest possible moment.

(c)	Copies of the Registration Statement. To deliver to Ameriprise free of charge, as soon as available, at least two copies of the Registration Statement as originally filed, and of each amendment thereto, including exhibits thereto.

(d)	Copies of the Prospectus. To deliver to Ameriprise free of charge from time to time such number of copies of the Prospectus (as amended or supplemented) as Ameriprise may reasonably request for the purposes contemplated by the 1933 Act.

(e)	Compliance with Applicable Laws. To comply, in all respects applicable to the offering described in the Registration Statement and the management of the Company, with the applicable requirements of, and the rules and regulations under: the 1933 Act, including but not limited to, ensuring all requisite actions are taken to ensure the continuance of sales of the Shares in accordance with the provisions herein and as set forth in the Prospectus; the 1934 Act, including but not limited to, the Company’s obligation to file and, as applicable, deliver to its shareholders periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and current reports on Form 8-K; the published rules and regulations of the Commission thereunder; the Conduct Rules of the NASD; the blue sky laws of every jurisdiction where the Shares will be sold; and any other federal and state laws, rules and regulations to which they are subject.

(f)	Amendments and Supplements. If during the term of this Agreement any event shall occur as a result of which it is necessary to amend the Registration Statement or to amend or supplement the Prospectus so that the Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or which is necessary to make the statements therein, in the light of circumstances existing at the time the Prospectus is delivered to a potential investor by Ameriprise, not misleading or if it is necessary to amend the Registration Statement or amend or supplement the Prospectus in order to comply with the requirements of the 1933 Act or the Regulations, the Company, as soon as the Company becomes aware that such event requires disclosure, will promptly notify a designated Ameriprise representative in the Ameriprise legal department, subject to the existence of a current confidentiality agreement with such Ameriprise representative. Such notice to Ameriprise will be confirmed in writing, and the Company will forthwith prepare, file with the Commission and furnish to Ameriprise, without charge, a reasonable number of copies of an amendment or amendments of the Registration Statement or Prospectus or a supplement or supplements to the Prospectus which will amend or supplement the Registration Statement or the Prospectus so that as amended or supplemented it will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of circumstances existing under which they were made and at the time the Prospectus is delivered to a potential investor by Ameriprise, not misleading, or to make the Registration Statement or the Prospectus comply with such requirements. During the term of this Agreement, the Company shall comply with all requirements imposed upon it by the 1933 Act, as from time to time in effect, so far as necessary to permit the continuance of sales of the Shares in accordance with the provisions hereof and in the Prospectus. For the purposes of this subsection, the Managing Dealer and the Company will furnish such information with respect to themselves as Ameriprise or Ameriprise’s counsel may from time to time reasonably request. Without limiting the generality of the foregoing, within 5 business days after the Company files a Quarterly Report on Form 10-Q or Annual Report on Form 10-K, the Company agrees to file a supplement to the Prospectus which incorporates the financial and other information contained in such Quarterly Report or Annual Report (each, a “Periodic Prospectus Supplement”). In addition, in order to comply with Section 10(a)(3) of the 1933 Act, the Company agrees to file a post-effective amendment to the Registration Statement each year to include the Company’s audited financial statements and other information contained in the Company’s Annual Report on Form 10-K for that fiscal year (each an “Annual Post-Effective Amendment”). The Annual Post-Effective Amendment will be filed no later than 16 months from the date of the last audited financials contained the in the Registration Statement.

(g)	Delivery of Periodic Filings. The Company shall include with any prospectus or “investor kit” delivered to Ameriprise for distribution to potential investors in connection with the offering a copy of the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, and, if required, will make any required filing of such annual or quarterly report pursuant to the 1933 Act or the Regulations.

(h)	Periodic Financial Information. On or prior to the date on which there shall be released to the general public interim financial statement information related to the Company with respect to each of the first three quarters of any fiscal year or preliminary financial statement information with respect to any fiscal year, the Company shall furnish such information to Ameriprise, confirmed in writing, and shall file such information pursuant to the rules and regulations promulgated under the 1933 Act or 1934 Act as required thereunder.

(i)	Audited Financial Information. On or prior to the date on which there shall be released to the general public financial information included in or derived from the audited financial statements of the Company for the preceding fiscal year, the Company shall furnish such information to Ameriprise, confirmed in writing, and shall file such information pursuant to the rules and regulations promulgated under the 1933 Act or 1934 Act as required thereunder.

(j)	Blue Sky Memorandum. To furnish to Ameriprise, and Ameriprise may be allowed to rely upon, a Blue Sky Memorandum, prepared by counsel acceptable to Ameriprise and the Company naming the jurisdictions in which the Shares have been qualified for sale under the respective securities laws of such jurisdiction. In each jurisdiction where the Shares have been qualified, the Company and the Managing Dealer will make and file such statements and reports in each year as are or may be required by the laws of such jurisdiction.

(k)	Earnings Statement. To make generally available to the Company’s stockholders as soon as practicable, but not later than 120 days after the close of the period covered thereby, an earnings statement of the Company (in form complying with the provisions of Section 11(a) of the 1933 Act and Rule 158 promulgated thereunder, which need not be certified by an independent public accountant unless required by the 1933 Act) covering a period beginning not later than the first day of the Company’s fiscal quarter following April 16, 2004 through year-end and then annually thereafter. As used in this subsection, the terms “earnings statement” and “made generally available to the Company’s stockholders” shall have the meanings contained in Rule 158 promulgated under the 1933 Act.

(l)	Copies of Reports. During the period the Shares remain outstanding, the Company will furnish directly to Ameriprise, without charge, the following:

(i)	As soon as practicable after the end of each fiscal year, at least four copies of the Company’s annual report, including therein the auditor’s report, the balance sheet and the related statements of profit and loss and cash flows;

(ii)	As soon as practicable after filing of the same, copies of Forms 10-Q, 10-K, supplements and stickers as filed with the Commission; and

(iii)	As soon as the same shall be sent to holders of Shares, each communication which shall be sent to the holders of Shares, including any other annual interim report of the Company.

(m)	Sales Material. To deliver to Ameriprise from time to time, all advertising and supplemental sales material (whether designated solely for broker-dealer use or otherwise) proposed to be used or delivered by the Company in connection with the offering of securities. The Company, the Managing Dealer and any agents of either, including any wholesalers, shall not provide any supplemental sales materials to customers or registered representatives of Ameriprise without the prior consent of Ameriprise.

(n)	Title to Property. The Company (or any partnership or joint venture holding title to a particular Property) will acquire good and marketable title to each Property to be owned by it, as described in the Prospectus and future supplements to the Prospectus, it being understood that the Company may incur debt with respect to Properties and other assets in accordance with the Prospectus; and except as stated in the Prospectus, the Company (or any such partnership or joint venture) will possess all licenses, permits, zoning exceptions and approvals, consents and orders of governmental, municipal or regulatory authorities required for the development and operation of the Properties, as well as for the development of any vacant land included therein as contemplated by the Prospectus.

(o)	Confirmations. To deliver confirmations to each investor who invests in the Company and such confirmations will comply with the requirements of Rule 10b-10 of the 1934 Act, as applicable to the Company and Ameriprise.

(p)	Prospectus Delivery. The Company and the Managing Dealer are familiar with Rule 15c2-8 under the 1934 Act, relating to the distribution of preliminary and final prospectuses, and confirm that they have complied and will comply therewith.

(q)	Licensing and Compliance. The Company and the Managing Dealer covenant that any persons employed by them (or with whom they contract) to provide sales support or wholesaling services in support of Ameriprise or its clients shall at all times be appropriately licensed, will comply with all applicable federal and state securities laws and regulations, and will use only sales literature approved and authorized by the Company, Managing Dealer and Ameriprise.

(r)	Reimbursement Policy. The Company, the Managing Dealer and any agents of either, including any wholesalers, shall comply with Ameriprise’s wholesaler reimbursement policy as communicated to the Managing Dealer, as amended from time to time in Ameriprise’s sole discretion provided such policy complies with the rules and regulations of the NASD.

(s)	Trade Names and Trademarks. The Company, the Managing Dealer and the Advisor may not use Ameriprise’s trade name or any trade name, trademark or service mark or logo of Ameriprise or any person or entity controlling, controlled by, or under common control with Ameriprise without Ameriprise’s prior written consent.

(t)	Cooperation. The Managing Dealer and the Company shall reasonably cooperate with Ameriprise to prepare for any listing of Shares on a national securities exchange, inclusion of the Shares for quotation on a national market system, the sale of the Company’s assets and distribution of proceeds, or the merger of the Company with another entity which provides the Company’s stockholders with cash or securities of a publicly traded company.

6.	CONDITIONS OF AMERIPRISE’S OBLIGATIONS.

Ameriprise’s obligations under this Agreement shall be subject to the continued accuracy throughout the term of such Agreement of the representations, warranties and agreements of the Company, the Advisor and the Managing Dealer, to the performance by the Company, the Advisor and the Managing Dealer of their respective obligations thereunder and to the following terms and conditions:

(a)	Effectiveness of Registration Statement. The Registration Statement has become effective and, at any time during the term of this Agreement, no stop order shall have been issued or proceedings therefor initiated or threatened by the Commission; and all requests for additional information on the part of the Commission and state securities administrators shall have been complied with and no stop order or similar order shall be in effect in any jurisdiction in which the Company intends to offer Shares.

(b)	Closings. The Company may accept subscriptions for Shares and admit subscribers as stockholders periodically. None of the documents required under this Section 6 shall be delivered to Ameriprise at such Closings. The Company, the Advisor and the Managing Dealer will deliver to Ameriprise, as a condition of Ameriprise’s obligations hereunder, those documents as described in this Section 6 as of the effective date hereof and on or before the fifth business day following the filing of a quarterly post-effective amendment to the Registration Statement pursuant to the Company’s undertaking pursuant to Item 20D of the Commission’s Industry Guide 5 (each such date, a “Documented Closing Date”).

(c)	Opinion of Company Counsel. On the date hereof, Ameriprise shall have received the following legal opinions, dated as of the date hereof and in form and substance satisfactory to Ameriprise:

(i)	The favorable opinion of Arnold & Porter LLP, special counsel to the Company, substantially as set forth in Exhibit A hereto.

(ii)	A statement by Arnold & Porter LLP, special counsel to the Company, substantially as set forth in Exhibit B hereto.

(iii)	The favorable opinion of Venable LLP, Maryland corporate counsel for the Company, substantially as set forth in Exhibit C hereto.

(iv)	The favorable opinion of Lowndes Drosdick Doster Kantor & Reed, P.A., Florida corporate counsel for the Company, substantially as set forth in Exhibit D hereto.

(d)	Documents. On each Documented Closing Date, Ameriprise shall have been furnished such documents, certificates and opinions as Ameriprise may reasonably require for the purpose of enabling Ameriprise and Ameriprise’s counsel to review or pass upon the matters referred to in subsection (c) of this Section 6, or in order to evidence the accuracy, completeness or satisfaction, as of the Documented Closing Date, of any of the representations, warranties or conditions contained elsewhere herein.

(e)	Accountant’s Letter. As of the date hereof, Ameriprise shall have received a letter from the Company’s independent auditor in form and substance satisfactory to Ameriprise and the Company’s independent auditor, advising:

(i)	that it is an independent registered certified public accounting firm with respect to the Company within the meaning of the 1933 Act and the applicable rules and regulations thereunder adopted b the Commission and the Public Accounting Oversight Board (United States) (“PCAOB”).

(ii)	that they are independent certified public accountants with respect to CNL Village Retail Partnership, LP, CNL Dallas Market Center, L.P. and CNL Income GW Partnership, LLLP within the meaning of the 1933 Act and the applicable rules and regulations thereunder adopted by the Commission.

(iii)	that they are independent certified public accountants with respect to DMC Properties under Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants and its rulings and interpretations.

(iv)	that it is the auditors’ opinion that the financial statements that they have audited which are included in the Registrations Statement comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and the related rules and regulations adopted by the Commission.

(v)	that the statements of revenues and direct operating expenses of DMC Properties have been presented in lieu of income statements as prescribed by Rule 3-05 of Regulation S-X as agreed to by representatives of the Commission.

(vi)	that they have performed specified procedures, not constituting an audit, including a reading of the most recent available unaudited financial statements of the Company and its subsidiaries, a reading of the minute books of the Company and such subsidiaries since the end of the most recent fiscal year with respect to which an audit report has been issued and inquiry of management of the Company and such subsidiaries responsible for financial and accounting matters with respect to the unaudited consolidated financial statements included or incorporated by reference in the Registration Statement and Prospectus and the latest available interim unaudited financial statements of the Company and its subsidiaries, and such other inquiries and procedures as may be specified in such letter, and Company officials have advised them that: (A) the unaudited consolidated financial statements of the Company and its subsidiaries included or incorporated by reference in the Registration Statement and Prospectus comply as to form in all material respects with the applicable accounting requirements of Regulation S-X and are presented in conformity with GAAP applied on a basis substantially consistent with that of the audited financial statements included or incorporated by reference therein, and (b) at a specified date not more than five days prior to the date of such letter, there was no change in the consolidated capital stock or any increase in consolidated debt of the Company and its subsidiaries, or any decrease in the stockholders’ equity of the Company, in each case as compared with the amounts shown on the most recent consolidated balance sheet of the Company and its subsidiaries included or incorporated by reference in the Registration Statement and Prospectus or, during the period from the date of such balance sheet to a specified date not more than five days prior to the date of such letter, there were any decreases, as compared with the corresponding period in the preceding year, in consolidated revenues of the Company and its subsidiaries, except as disclosed in the accountants’ letter.

(vii)	that based on procedures consisting of a reading of the percentages and dollar amounts and related text set forth in the Prospectus and the Registration Statement under the captions “Prior Performance Information” and “Prior Performance Tables” (Appendix B), and all dollar amounts in the related notes referenced therein, they have found such percentages and dollar amounts to be in agreement with the respective relevant accounting records of the CNL Income Funds, CNL Restaurant Properties, Inc., CNL Hotels & Resorts, Inc. and CNL Retirement Properties, Inc., subject to controls over financial reporting or to schedules prepared therefrom; and

(viii)	that in addition to the examination referred to in their report included or incorporated by reference in the Registration Statement and the Prospectus and the limited procedures referred to in clause (iii) above, they have carried out certain other specified procedures, not constituting an audit, with respect to certain amounts, percentages and financial information which are included or incorporated by reference in the Registration Statement or Prospectus and which are specified by Ameriprise, and that the accountants are willing to perform, and have found such amounts, percentages and financial information to be in agreement with the relevant accounting records of the Company and its subsidiaries identified in such letter, subject to controls over financial reporting or to schedules prepared by the Company therefrom.

(f)	Update of Accountant’s Letter. Ameriprise shall receive from the Company’s independent auditor, dated as of such Documented Closing Date, a comfort letter, in form and substance reasonably satisfactory to Ameriprise in all material respects, in each case, provided that (i) the specified date referred to in such subsection shall be a date not more than five days prior to each such Documented Closing Date, (ii) such comfort letter shall cover the Registration Statement and Prospectus, in each case, as amended and supplemented through the date of the post-effective amendment to the Registration Statement that triggers such Documented Closing Date (the “Current Filing”), and (iii) if financial statements or financial information of any other entity are included in the most recent Periodic Prospectus Supplement or Current Filing, the comfort letter to be received by Ameriprise (or, if applicable, a separate comfort letter from the independent auditor of such other entity) shall also cover such financial statements or financial information.

(g)	Stop Orders. On the date hereof and during the term of the Agreement no order suspending the sale of the Shares in any jurisdiction nor any stop order issued by the Commission shall have been issued, and on the date hereof and during the term of the Agreement no proceedings relating to any such suspension or stop orders shall have been instituted, or to the knowledge of the Company, shall be contemplated.

(h)	Confirmation. As of the date hereof and at each Documented Closing Date, as the case may be:

(i)	the representations and warranties of the Company, the Advisor, and the Managing Dealer in the Agreement shall be true and correct with the same effect as if made on the date hereof or the Documented Closing Date, as the case may be, and the Company, the Advisor, and the Managing Dealer have performed all covenants or conditions on their part to be performed or satisfied at or prior to the date hereof or respective Documented Closing Date;

(ii)	the Registration Statement and the Prospectus (and all amendments or supplements thereto) contain all statements and information required to be included therein, the Registration Statement (or any amendments or supplements thereto) does not include any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the Prospectus (or any amendments or supplements thereto) does not include any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(iii)	there shall have been no material adverse change in the business, properties, prospects or condition (financial or otherwise) of the Company subsequent to the date of the balance sheets provided in the Registration Statement not otherwise described in the Registration Statement and the Prospectus; and

(iv)	since the date hereof, no event has occurred which should have been set forth in an amendment or supplement to the Prospectus but which has not been so set forth.

Ameriprise shall receive a certificate dated the date hereof and each Documented Closing Date, as the case may be, confirming the above.

If any of the conditions specified in this Agreement shall not have been fulfilled when and as required by this Agreement, all Ameriprise’s obligations hereunder and thereunder may be canceled by Ameriprise by notifying the Company of such cancellation in writing or by telecopy at any time, and any such cancellation or termination shall be without liability of any party to any other party except as otherwise provided in Sections 7, 8 and 9 of the Agreement.

All certificates, letters and other documents referred to in this Agreement will be in compliance with the provisions hereof only if they are reasonably satisfactory in form and substance to Ameriprise and Ameriprise’s counsel. The Company will furnish Ameriprise with conformed copies of such certificates, letters and other documents as Ameriprise shall reasonably request.

7.	INDEMNIFICATION.

(a)	Ameriprise agrees to indemnify, defend and hold harmless the Company, its affiliates and their or its officers, directors, trustees, employees and agents, including the Managing Dealer, the Advisor and CNL Financial Group, Inc., against all losses, claims, demands, investigations, liabilities and expenses, including reasonable legal and other expenses incurred in defending such claims or liabilities, including any settlement made with the prior written consent of Ameriprise, whether or not resulting in any liability to the Company, its affiliates and their or its officers, directors, trustees, employees or agents, which they or any of them may incur arising out of the offer or sale by Ameriprise, or any person acting on its behalf, of any Shares pursuant to this Agreement, but only if such loss, claim, demand, liability, or expense arises out of (i) an untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission of a material fact made in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto) made in reliance upon and in conformity with written information concerning Ameriprise supplied to the Managing Dealer, the Company or any officer of the Company by Ameriprise expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto) or (ii) the breach by Ameriprise, or any employee or agent acting on its behalf, of any of the representations, warranties, covenants, terms and conditions of this Agreement.

(b)	The Company, the Advisor, the Managing Dealer and CNL Financial Group, Inc., jointly and severally, agree to indemnify, defend and hold harmless Ameriprise and any person, if any, who controls Ameriprise within the meaning of Section 15 of the 1933 Act, and any of their respective officers, directors, employees and agents (collectively, the “Indemnified Parties”), against all losses, claims, demands, investigations, liabilities and expenses, including reasonable legal and other expenses, including any settlement made with the consent of the Company, the Advisor, the Managing Dealer and CNL Financial Group, Inc., incurred in defending such claims or liabilities, whether or not resulting in any liability to the Indemnified Parties, which they or any of them may incur, arising out of:

(i)	any untrue statement of a material fact or alleged untrue statement of a material fact contained in the Prospectus (or any amendment or supplement thereto), the Registration Statement (or any amendment thereto), or in the Company’s periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and current reports on Form 8-K, or in any application prepared or approved in writing by counsel to the Company or the Managing Dealer and filed with any state regulatory agency in order to register or qualify the Shares under the securities laws thereof (the “Blue Sky applications”), or in any amendment or supplement thereto; provided, that any such untrue statement or alleged untrue statement is not made in reliance upon and in conformity with written information concerning Ameriprise which was supplied to the Managing Dealer, the Company, or any officer of the Company by Ameriprise expressly for use in the Prospectus (or any amendment or supplement thereto) or Registration Statement (or any amendment thereto);

(ii)	any omission or alleged omission to state therein a material fact required to be stated in the Prospectus (or any amendment or supplement thereto) the Registration Statement (or any amendment thereto) or the Company’s periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and current reports on Form 8-K, or the Blue Sky applications, or in any amendment or supplement thereto, or necessary to make such statements, and any part thereof, not misleading; provided, that any such omission or alleged omission is not made in reliance upon and in conformity with written information which was supplied to the Managing Dealer, the Company, or any officer of the Company by Ameriprise expressly for use in the Prospectus (or any amendment or supplement thereto) or Registration Statement (or any amendment thereto);

(iii)	any untrue statement of a material fact or alleged untrue statement of a material fact contained in any supplemental sales material (whether designated for broker-dealer use or otherwise) approved by the Company for use by Ameriprise or any omission or alleged omission to state therein a material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made and when read in conjunction with the Prospectus delivered therewith not misleading;

(iv)	any communication regarding the annual valuation of the Shares provided by or on behalf of the Company; and

(v)	the breach by the Company, the Advisor, the Managing Dealer and CNL Financial Group, Inc., or any employee or agent acting on their behalf, of any of the representations, warranties, covenants, terms and conditions of this Agreement.

(c)	Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 7(b) above, counsel to the indemnified parties shall be selected by Ameriprise, and, in the case of parties indemnified pursuant to Section 7(a) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 7 or Section 8 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)	This Section 7 shall survive the termination of this Agreement.

8.	CONTRIBUTION.

In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in Section 7 is for any reason held by a court of competent jurisdiction to be unavailable to the Indemnified Parties from the Company, the Advisor, the Managing Dealer or CNL Financial Group, Inc. or from Ameriprise to the Company, the Advisor, CNL Financial Group, Inc., their or its officers, directors, trustees, employees and agents or the Managing Dealer, as the case may be, all the parties hereto shall contribute to the aggregate losses, claims, demands, liabilities and expenses, including reasonable legal and other expenses incurred in defending such claims or liabilities and any amount paid in connection with any settlement of any action, suit, proceeding, or any claims asserted to which they may be subject (after contribution from others) (i) in such proportion as is appropriate to reflect the relative benefits received by Ameriprise, on the one hand, and the Company, the Advisor, the Managing Dealer and CNL Financial Group, Inc., on the other hand, from the offering of the Shares pursuant to this Agreement, or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of Ameriprise, on the one hand, and the Company, the Advisor, the Managing Dealer and CNL Financial Group, Inc., on the other hand, in connection with the statements or omissions or other facts which resulted in such losses, claims, liabilities and expenses, as well as any other equitable considerations.

The relative benefits received by Ameriprise, on the one hand, and the Company, the Advisor, the Managing Dealer and CNL Financial Group, Inc., on the other hand, in connection with the offering of the Shares pursuant to this Agreement shall be deemed to be in such proportion that Ameriprise is responsible for the portion represented by the percentage that the net commissions, marketing support fees, due diligence expense reimbursements and any other compensation retained by Ameriprise bears to the sum of (i) the aggregate net compensation retained by the Managing Dealer, the Advisor and

CNL Financial Group, Inc. and their affiliates for the purchase of Shares, and (ii) the net proceeds received by the Company (before deducting expenses) in connection with the offering of the Shares pursuant to this Agreement; and so the Managing Dealer, the Advisor, CNL Financial Group, Inc. and the Company are responsible for the remaining portion; provided, however, that no person guilty of or liable for fraudulent misrepresentation shall be entitled to contribution from any person who is not guilty of or liable for fraudulent misrepresentation.

The relative fault of Ameriprise, on the one hand, and the Company, the Advisor, the Managing Dealer and CNL Financial Group, Inc., on the other hand, in connection with the offering of the Shares pursuant to this Agreement shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by Ameriprise, on the one hand, and the Company, the Advisor, the Managing Dealer and CNL Financial Group, Inc., on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 8. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 8 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 8, Ameriprise shall not be required to contribute any amount in excess of the amount by which the total price at which the Shares subscribed for through Ameriprise were offered to the subscribers exceeds the amount of any damages which Ameriprise has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

Further, in no event shall the amount of Ameriprise’s contribution to the liability exceed the net commissions, marketing support fees, due diligence expense reimbursements and any other compensation retained by Ameriprise from the proceeds of the offering.

For purposes of this Section 8, each person, if any, who controls Ameriprise within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and Ameriprise’s affiliates and selling agents shall have the same rights to contribution as Ameriprise, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company.

Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this Section 8, notify such party or parties from whom contribution may be sought.

9.	REPRESENTATIONS, WARRANTIES AND AGREEMENTS TO SURVIVE TERMINATION.

All representations, warranties and agreements contained in this Agreement, or contained in certificates of the Company submitted pursuant hereto shall remain operative and in full force and effect, regardless of any investigation made by, or on behalf of, Ameriprise or any person who controls Ameriprise, or by or on behalf of the Company or the Managing Dealer, and shall survive the termination of this Agreement.

10.	TERM OF AGREEMENT.

This Agreement shall become effective on the date on which this Agreement is executed by the parties. After this Agreement becomes effective, either party may terminate it at any time for any reason by giving thirty (30) days’ written notice to the other party; provided, however, that this Agreement shall in any event automatically terminate at the first occurrence of any of the following events: (a) the Registration Statement for offer and sale of the Shares shall cease to be effective; (b) the Company shall be terminated; or (c) Ameriprise’s license or registration to act as a broker-dealer shall be revoked or suspended by any federal, self-regulatory or state agency and such revocation or suspension is not cured within ten (10) days from the date of such occurrence. In any event, this Agreement shall be deemed suspended during any period for which such license is revoked or suspended.

In the event of a termination of this Agreement, the payment of compensation as described herein shall not be interrupted, and shall continue on an ongoing basis, beyond the time of the termination, with regard to all Shares which have been sold by Ameriprise through, and including, the date of termination.

11.	NOTICES.

All notices and communications hereunder shall be in writing and shall be deemed to have been given and delivered when deposited in the United States mail, postage pre-paid, registered or certified mail, to the applicable address set forth below:

If to Ameriprise:

Ameriprise Financial Services, Inc.

570 AXP Financial Center

Minneapolis, Minnesota 55474

Attn: Frank A. McCarthy, Vice President and General Manager of External Products and Personal Trusts

with a copy to:

Ameriprise Financial Services, Inc.

50606 AXP Financial Center

Minneapolis, Minnesota 55474

Attn: General Counsel’s Office

If to the Managing Dealer:

CNL Securities Corp.

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

Attention: Robert A. Bourne, Chief Executive Officer

            And Catherine P. Bowman, Chief Compliance Officer

If to the Company:

CNL Income Properties, Inc.

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

Attention: Tammie Quinlan, Chief Financial Officer

            and Amy Sinelli, Corporate Counsel

If to the Advisor:

CNL Income Corp.

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

Attention: Tammie Quinlan, Chief Financial Officer

            and Amy Sinelli, Corporate Counsel

If to CNL Financial Group, Inc.:

CNL Financial Group, Inc.

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

Attention: Office of General Counsel

15.	AUDIT AND FINANCIAL STATEMENTS.

Ameriprise shall have the right to audit the books and records of the Company during normal business hours at Ameriprise’s cost and expense, subject to reimbursement of Ameriprise’s reasonable due diligence expenses in accordance with the terms set forth in Section 3(b) above, with reasonable advance notice.

16.	USE AND DISCLOSURE OF CONFIDENTIAL INFORMATION.

Notwithstanding anything to the contrary in this Agreement, in addition to and not in lieu of other provisions in this Agreement:

Confidential Information: includes without limitation all information regarding the customers of Ameriprise or any of its subsidiaries, affiliates or licensees (collectively the “Protected Parties” for purposes of this Section 16), including without limitation all information regarding the customers of the Protected Parties; or the accounts, account numbers, names, addresses, social security numbers or any other personal identifier of such customers; or any information derived therefrom.

Notwithstanding anything to the contrary herein, the Managing Dealer and Ameriprise each represents that it has implemented policies and procedures designed to: (a) comply with applicable Privacy Laws; (b) ensure the security and confidentiality of confidential information; (c) protect against any anticipated threats or hazards to the security or integrity of such information; and (d) protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any consumer. Accordingly, the Managing Dealer and Ameriprise agree to protect their respective customers’ and prospective customers’ Confidential Information in accordance with applicable Privacy Laws and to not disclose such Confidential Information except as required or permitted by applicable law, rule or regulation.

Further, the Managing Dealer, the Company and the Advisor agree to cause their employees, agents and representatives, or any other party to whom the Managing Dealer, the Company and the Advisor may provide access to or disclose Confidential Information to limit the use and disclosure of Confidential Information to that purpose. The Managing Dealer, the Company and the Advisor further agree to cause all their respective agents, representatives or subcontractors, or any other party to whom they provide access to or disclose Confidential Information, to implement appropriate measures to meet the objectives set forth in this Section 16.

The Managing Dealer, the Company and the Advisor acknowledge that all computer programs and procedures or other information developed or used by the Protected Parties in connection with the Company’s performance of its duties under this Agreement are the valuable property of the Protected Parties.

The Managing Dealer, the Company and the Advisor acknowledge that any breach of the covenants in this Section 16 would result in immediate and irreparable harm to the Protected Parties for which there would be no adequate remedy at law and agree that in the event of such a breach, the Protected Parties will be entitled to equitable relief by the way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction deems appropriate.

17.	ASSIGNMENT.

No rights or interest of the parties arising hereunder may be assigned, except with the prior written consent of all the other parties. Subject to this limitation, this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

18.	MISCELLANEOUS.

This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of Florida applicable to contracts to be made and performed entirely in said state.

Nothing in this Agreement shall constitute Ameriprise as in association with or in partnership with the Managing Dealer. Instead, this Agreement shall only authorize Ameriprise to sell the Shares according to the terms as expressly set forth herein; provided, further, that Ameriprise shall not in any event have any authority to act as the agent or broker of the Managing Dealer except according to the terms expressly set forth herein.

This Agreement, together with the side letter agreement regarding anti-money laundering, embody the entire understanding between the parties to the Agreement, and no variation, modification or amendment to this Agreement shall be deemed valid or effective unless it is in writing and signed by all parties hereto.

This Agreement may be executed in counterpart copies, each of which shall be deemed an original but all of which together shall constitute one and the same instrument comprising this Agreement.

If the foregoing correctly sets forth the parties’ understanding, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the parties.

CNL SECURITIES CORP.

By:	/s/ J. Grayson Sanders
Grayson Sanders
President

CNL INCOME PROPERTIES, INC.

By:	/s/ R. Byron Carlock, Jr.
R. Byron Carlock, Jr.
President

CNL INCOME CORP.

By:	/s/ Charles A. Muller
Charles A. Muller
Executive Vice President

CNL FINANCIAL GROUP, INC.

By:	/s/ James M. Seneff, Jr.
James M. Seneff, Jr.
Chief Executive Officer

Accepted and agreed:

Ameriprise Financial Services, Inc.

By	/s/ Frank McCarthy
Frank A. McCarthy
Vice President and General Manager of External Products

Exhibit A

Form of Opinion of Arnold & Porter LLP

Exhibit B

Form of Statement of Arnold & Porter LLP

Exhibit C

Form of Opinion of Venable LLP

Exhibit D

Form of Opinion of

Lowndes Drosdick Doster Kantor & Reed, P.A.

Exhibit E

Form of Accountant’s Letter